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DOLLAR GENERAL REPORTS INCREASED MARCH SALES;

OPENS 66 NEW STORES

GOODLETTSVILLE, Tenn. – April 8, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the March five-week period ended April 2, 2004, equaled $672.9 million compared with $602.5 million last year, an increase of 11.7 percent. Same-store sales for the March period increased 3.2 percent compared with a 4.2 percent increase in the prior year March period.  The average customer purchase in March was approximately $8.40 compared to $8.38 in the same period last year.  Customer transactions in same-stores increased approximately 3.5 percent.

March sales by major merchandise category are as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	64%	63%	+4%
Seasonal	14%	15%	+1%
Home Products	13%	13%	+1%
Basic Clothing	9%	9%	+1%

For the nine-week period ended April 2, 2004, Dollar General total retail sales increased 11.9 percent to $1.2 billion from $1.1 billion for the nine-week period ended April 4, 2003.  Same-store sales for the nine-week period increased 3.5 percent.

New Store Openings

The Company opened 66 stores in 26 states during the five-week period ended April 2, 2004. The 66 newest store locations include nine in Michigan; eight in New York; seven in Texas; six in North Carolina; four each in Florida and Georgia; three each in New Mexico and South Carolina; two each in Alabama, Iowa, Louisiana and Tennessee; and one each in Arkansas, Illinois, Indiana, Kansas, Kentucky, Maryland, Mississippi, Missouri, Ohio, Oklahoma, Pennsylvania, Virginia, West Virginia and Wisconsin.  The Company closed nine stores during the period.

Dollar General is a Fortune 500® discount retailer with 6,874 neighborhood stores as of April 2, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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